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                                                         EXHIBIT 11

                    MARK IV INDUSTRIES, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS(UNAUDITED)
For the Three and Six Month Periods Ended August 31, 1997 and 1996
         (Amounts in thousands, except per share data)


                                          Three Months          Six Months
                                          Ended August 31,    Ended August 31,
                                         -----------------    ---------------
                                         1997      1996       1997      1996
                                         ----      ----       ----      ----

PRIMARY

Shares outstanding:
  Weighted average number of
   shares outstanding                    63,700    66,300    64,600   66,300
  Net effect of dilutive stock
   options (1)                              500       400       500      400
                                         ------    ------    ------   ------
    Total                                64,200    66,700    65,100   66,700
                                         ======    ======    ======   ======

Income from continuing operations       $27,500   $24,200   $57,600  $51,500
Income from discontinued operations        -        2,600      -       3,800
                                        -------   -------   -------  -------
    Net income                          $27,500   $26,800   $57,600  $55,300
                                        =======   =======   =======  =======

Income per share from
  continuing operations (2)             $   .43   $   .36   $   .89  $   .77
Income per share from
  discontinued operations                  -          .04       -        .06
                                        -------   -------   -------  -------
    Net income per share (2)            $   .43   $   .40   $   .89  $   .83
                                        =======   =======   =======  =======
FULLY-DILUTED

Shares outstanding:
  Weighted average number of
   shares outstanding                    63,700    66,300    64,600   66,300
 Net effect of dilutive stock
   options (1)                              500       400       500      400
                                        -------    ------    ------   ------
   Total                                 64,200    66,700    65,100   66,700
                                        =======    ======    ======   ======

Income from continuing operations       $27,500   $24,200   $57,600  $51,500
Income from discontinued operations        -        2,600      -       3,800
                                        -------   -------   -------  -------
    Net income per share                $27,500   $26,800   $57,600  $55,300
                                        =======   =======   =======  =======
Income per share from
  continuing operations                 $   .43   $   .36   $   .89  $   .77
Income per share from
  discontinued operations                  -          .04      -         .06
                                        -------   -------   -------  -------
    Net income                          $   .43   $   .40   $   .89  $   .83
                                        =======   =======   =======  =======

------------------------------------
(1) The net effects for the three and six month periods ended August 31, 1997 and 1996 are based upon the treasury stock method using the average market price during the periods for the primary amounts, and the higher of the average market price or the market price at the end of the period for the fully-diluted amounts.
(2) Primary earnings per share have been reported in the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.